EXHIBIT 99.1


             ANGEION SIGNS CROSS-LICENSING AGREEMENT WITH ST. JUDE;
                       FREES ANGEION TO SIGN DISTRIBUTORS

MINNEAPOLIS (April 3, 1997) -- Angeion Corporation (Nasdaq:ANGN) announced today that it has signed a royalty-free cross-licensing agreement with St. Jude Medical, Inc. (NYSE:STJ) and its Pacesetter subsidiary which will become effective upon closure of the Pacesetter merger with Ventritex. This merger will be consummated following the expiration of all applicable Hart-Scott-Rodino waiting periods, and approval by the shareholders of Ventritex. The agreement provides the companies with mutual access to all tachyarrhythmia and bradyarrhythmia patents filed to date. Angeion will receive royalty-free access to all of the related intellectual property of St. Jude and its Pacesetter subsidiary, as well as the newly acquired brady and tachyarrhythmia intellectual property of Telectronics and all of the intellectual property of Ventritex, following the completion of the merger.

This agreement will involve more than 500 tachyarrhythmia and bradyarrhythmia patents of both parties issued to date. Key among them are Telectronics' antitachycardia pacing patents, Pacesetter's brady and device communications and Angeion's small size, dual battery and small capacitor patents.

This agreement replaces the OEM marketing and manufacturing agreements and license agreement signed between Angeion and St. Jude/Pacesetter in 1993 and allows Angeion to pursue various distribution relationships with other companies in the medical industry.

"This cross-licensing arrangement is a validation of the value of our patent portfolio and an opportunity for Angeion to access the largest combined portfolio of intellectual property in the industry -- without the payment of royalties or other fees," said Whitney A. McFarlin, Angeion Chairman, President and CEO.

"The dissolution of the 1993 agreements gives Angeion the flexibility we need to build our position in the market and negotiate a variety of favorable marketing, distribution and licensing relationships that reward the Company's technological expertise, innovative ideas and growing intellectual property portfolio. This will provide Angeion with greater control and flexibility in framing our future," added McFarlin.

Angeion Corporation, founded in 1986 with headquarters in Minneapolis, is an innovative, rapidly-growing medical device company designing, developing, manufacturing and marketing sophisticated medical devices for the treatment of life-threatening cardiac arrhythmias (abnormal heartbeats). Its pioneering advancements have led the way to the implantation of smaller and longer-life defibrillators for the treatment of tachyarrhythmias.